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                                         EXHIBIT 5(d)

             SubAdviser Agreement between Integrity Management & Research, Inc.
                              and David L. Babson & Co. Inc.


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                               SUB-ADVISER AGREEMENT

   Sub-Adviser Agreement executed as of June 30, 1995 between Integrity Management & Research, Inc. (the "Manager") and David L. Babson & Co. Inc. (the "Sub-Adviser").

   Witnesseth:

   That in consideration of the mutual covenants herein contained, it is agreed as follows:

   1.   SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

        (a) Subject always to the control of the Trustees of The Valiant Fund (the "Trust"), a Massachusetts business trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for each of the following series of shares of the Trust: U.S. Treasury Money Market Portfolio, U.S. Treasury Income Portfolio (formerly, U.S. Government Money Market Portfolio), General Money Market Portfolio, and Tax-Exempt Money Market Portfolio and such other series of shares as the Trust, the Manager and the Sub-Adviser may from time to time agree on (as set forth in a notice attached hereto stating the name of any other series, with the applicable compensation schedule), (together, the "Funds"). The Sub-Adviser will make investment decisions on behalf of each of the Funds, and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of each of the Funds, as set forth in the current Registration Statement of the Trust filed with the Securities and Exchange Commission ("SEC") and any applicable federal and state laws, and will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine and which are furnished to the Sub-Adviser.
        The Sub-Adviser shall make its officers and employees available to the Manager from time to time at reasonable times to review investment policies of the Funds and to consult with the Manager regarding the investment affairs of the Funds.

        In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed to be an agent of the Trust.

        (b) The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for each Fund with issuers, brokers or dealers selected by the Sub-Adviser which may include brokers or dealers affiliated with the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser always shall seek best execution, (except to the extent permitted by the next sentence hereof) which is to place portfolio transactions where each Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection

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        with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such excess amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser and its affiliates with respect to the Trust and to other clients of the Sub-Adviser as to which the Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion.

   2.   OTHER AGREEMENTS

        It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses.

   3.   COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER

        The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Advisers pursuant to Section 1, a fee, determined as described in Schedule A which is attached hereto and made a part hereof.
        Such a fee shall be paid by the Manager and not by the Trust.

   4.   AMENDMENTS OF THIS AGREEMENT

        This Agreement (including Schedule A hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust, or of the Manager or of the Sub-Adviser.

   5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

        This Agreement shall be effective as of the date executed, and shall remain in full force and effect as to each Fund continuously thereafter, until terminated as provided below.


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        A.   Unless terminated as herein provided, this Agreement shall remain in full force and effect for one year from the date hereof, and shall continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the affirmative vote of holders of a majority of the votes represented by the outstanding voting securities of a Fund, and
             (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as the Sub-Adviser to such Fund in a manner consistent with the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations thereunder.

        B. This Agreement may be terminated as to any Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Sub-Adviser on sixty days' written notice.

   6.        CERTAIN DEFINITIONS

             For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of a Fund present (in person or by proxy) and entitled to vote at such meeting are present or represented by proxy; or (b) of the holders of more than 50% of the outstanding shares of the Fund, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

             For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under said Act; the term "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

   7.        LIMITATION OF LIABILITY OF SUB-ADVISER

             The Sub-Adviser shall be under no liability to the Manager, the Trust or its Shareholders or creditors for any matter or thing in connection with the performance of any of the Sub-Adviser's services hereunder or for any losses sustained or that may be sustained in the purchase, sale or retention of any investment for the Funds of the Trust made by it in good faith; provided, however, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to the Manager or the Trust by reason of the Sub-Adviser's own willful misfeasance, bad

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             faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

   8.        LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

             A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

             IN WITNESS WHEREOF, Integrity Management & Research, Inc. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and David L. Babson & Co. Inc. has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                   INTEGRITY MANAGEMENT & RESEARCH, INC.



                                   By/s/ Susan Beauregard
                                     -------------------------


                                   DAVID L. BABSON & CO. INC.



                                   By /s/ Ronald E. Gwozdz
                                     -------------------------




Accepted and Agreed to
as of the day and year
first above written:

THE VALIANT FUND

By /s/ SB
  --------------------

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                          SCHEDULE A

             The Manager will pay to the Sub-Adviser as full compensation for the Sub-Adviser's services rendered a monthly fee, computed and paid monthly at an annual rate based on the aggregate average daily net assets of the U.S. Treasury Money Market Portfolio, U.S. Treasury Income Portfolio (formerly, U.S. Government Money Market Portfolio),
             General Money Market Portfolio and Tax-Exempt Money Market Portfolio under the following schedule. The fee for each month shall be payable within ten (10) business days after the end of the month.

                        ASSETS                             RATE

                First $500 million                         .10%
                Over $500 million                          .05%

             The average daily net assets of each Fund shall be determined by taking an average of all of the determinations of net asset value during each month at the close of business on each business day during such month while this Agreement is in effect.

             If the Sub-Adviser shall serve for any period less than a full month, the foregoing compensation shall be prorated according to the proportion which such period bears to a full month.